Exhibit 99.1

Allison Transmission Announces Closing of Amend and Extend of its

Revolving Credit Facility and Term Loan Debt

INDIANAPOLIS, March 18, 2024 – Allison Transmission Holdings Inc. (NYSE: ALSN) (“Allison” or the “Company”) announced today that, on March 13, 2024, its wholly owned subsidiary, Allison Transmission, Inc. (the “Borrower”), entered into a fourth amendment to its credit agreement (the “Amendment”).

Pursuant to the Amendment, the Borrower increased its commitments under its revolving credit facility from $650 million to an aggregate principal amount of $750 million, extended the maturity date thereof from 2025 to March 13, 2029, and removed a 0.10% credit spread adjustment to the SOFR benchmark for all available interest periods.

Also pursuant to the Amendment, the Borrower refinanced $518 million of term loan debt, paid down approximately $100 million of existing term loan debt, extended the maturity date thereof from 2026 to March 13, 2031, and removed a 0.10% credit spread adjustment to the SOFR benchmark for all available interest periods, while maintaining the SOFR plus 175 interest rate.

“The successful closing of this amendment supports our long-standing commitment to prudent balance sheet management and our opportunistic approach to the capital markets with a focus on a low-cost, flexible and pre-payable debt structure with long-date maturities,” said Fred Bohley, Senior Vice President, Chief Financial Officer and Treasurer at Allison. “As a result of this offering, we were able to increase the capacity under our revolving credit facility and reduce the effective interest rate on our term loan debt, while extending out maturities so that our earliest maturity on our long-term debt is now in 2027.”

About Allison Transmission

Allison Transmission (NYSE: ALSN) is a leading designer and manufacturer of propulsion solutions for commercial and defense vehicles and the largest global manufacturer of medium-and heavy-duty fully automatic transmissions that Improve the Way the World Works. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (tactical wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a presence in more than 150 countries, Allison has regional headquarters in the Netherlands, China and Brazil, manufacturing facilities in the USA, Hungary and India, as well as global engineering resources, including electrification engineering centers in Indianapolis, Indiana, Auburn Hills, Michigan and London in the United Kingdom. Allison also has approximately 1,600 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Contact

Jackie Bolles

Executive Director, Treasury and Investor Relations

Jacalyn.Bolles@allisontransmission.com

(317) 242-7073

Claire Gregory

Director, Global External Communications

Claire.Gregory@allisontransmission.com

(317) 694-2065